Exhibit 5.1
25 June 2008

To:	Barclays PLC 1 Churchill Place London E14 5HP
Dear Sirs
Proposed placing and open offer (the “Offer”) by Barclays PLC (the “Company”)
We have acted as English legal advisers to the Company in connection with the proposed issue by the Company of up to 2,188,000,000 new ordinary shares of 25 pence each in the capital of the Company, in connection with the Offer (the “New Shares”). Application has been or is to be made to the Financial Services Authority (the “FSA”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the New Shares to be admitted to the Official List of the FSA and to trading on the London Stock Exchange’s main market for listed securities (“Admission”).
This letter and the opinions given in it are governed by and relate only to English law as applied by the courts of England and Wales at the date of this letter. For the purpose of this letter, we have made no investigation of the laws of any jurisdiction other than England and Wales and, accordingly, in this letter we express no opinion on the laws of any other jurisdiction. Furthermore this letter expresses no opinion on the adequacy of the contents of the Registration Statement (as defined below) for the purposes for which it has been prepared.
For the purpose of issuing this letter we have reviewed only: (1) a copy of the Memorandum of Association and Articles of Association of the Company certified by the Assistant Secretary of the Company as a true copy of the original; (2) a Certificate of Continuous Incorporation of the Company dated 23 June 2008; (3) a copy of an extract (the “Extract”) from the minutes of a meeting of the board of directors of the Company held on 28 May 2008 (the “Board Meeting”) certified by the Assistant Secretary of the Company as a true extract from the original minutes of the Board Meeting and vesting the Board Finance Committee of the board of directors of the Company with authority to carry out the Offer; (4) a copy of a written resolution (the “Board Written Resolution”) of the board of directors of the Company dated 18 June 2008 certified by the Assistant Secretary of the Company as a true copy of the original; (5) a copy of the minutes of a meeting of the Board Finance Committee of the board of directors of the Company dated 19

June 2008 (the “Committee Meeting”) certified by the Assistant Secretary of the Company as a true copy of the original resolving to carry out the Offer; and (6) a copy of the written resolutions (the “Committee Written Resolutions” and, together with the Board Written Resolution, the “Written Resolutions”) of the Board Finance Committee passed on 24 June 2008 certified by the Assistant Secretary of the Company as a true copy of the original resolving to issue and allot the New Shares. In each case, we have assumed that such documents (and any signatures, stamps and seals upon them) are complete, accurate and conform to the originals which themselves are genuine. We have also assumed that there has been no alteration in the status of the Company as revealed by the Certificate of Continuous Incorporation referred to at point (2) above and that such certificate is complete and accurate in all respects. The opinions given in this letter are given on the basis of the assumptions (made without investigation), and are subject to the reservations, set out herein.
The opinions given in this letter are only given in connection with the preparation and filing of a registration statement on Form F-3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, (the “Securities Act”) in connection with the Offer and filed with the United States Securities and Exchange Commission on or about 25 June 2008 and, more particularly, for the purpose of the inclusion of this letter as an exhibit to the Registration Statement and are strictly limited to the matters stated in the following paragraph and are not to be read as extended, by implication or otherwise, to any other matters. We express no opinion as to any tax matter.
On the basis of the assumptions and subject to the reservations set out herein, and to any matters not disclosed to us, and having regard to such considerations of English law in force or applied as at the date of this letter (as we consider relevant), we are of the opinion that, subject to: (1) the directors of the Company acting in good faith to promote the success of the Company for the benefit of its members as a whole; (2) the Board Meeting and the Committee Meeting having been duly convened and quorate and the Written Resolutions having been validly passed and, in each case, such resolutions remaining in full force and effect, not having been amended or revoked; (3) the resolutions (the “AGM Resolutions”) set out in the notice of annual general meeting of the Company dated 7 March 2008 having been passed in the form set out in that notice at a duly convened and quorate annual general meeting of the Company and remaining in full force and effect, not having been amended or revoked; (4) the Company having authorised but unissued share capital as at the date of issue of the New Shares at least equal to the aggregate nominal value of the New Shares; and (5) at Admission the AGM Resolutions and the resolutions passed at each of the Board Meeting (as included within the Extract) and the Committee Meeting and the Written Resolutions each remaining in full force and effect and not having been rescinded or amended (including by any other resolution passed at the Board Meeting and not included in the Extract), at Admission all of the New Shares shall have been duly and validly authorised and issued, fully paid or credited as fully paid (subject to the transfer of valid consideration to the Company for the issue thereof in connection with the Offer).
Neither this opinion nor its contents may be quoted or referred to in any document nor used for any other purpose whatsoever, without our prior written consent.
This letter is provided in relation to the Registration Statement and we hereby consent to the filing of this opinion as an exhibit thereto and to the use of our name under the heading “Legal

Matters” therein. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this opinion when filed as an exhibit thereto, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.
     This letter may not be relied upon by you for any other purpose and may not be read as extending by implication to any other matters. Furthermore, this letter is given to you on the basis that any limitation on the liability of any of your other advisers, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.
Yours faithfully
/s/ Clifford Chance LLP